Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Palo Alto, CA — May 9, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the first quarter ended March 31, 2013.

“It was an eventful first quarter. We reported positive data from our two Phase 3 trials of tavaborole in onychomycosis, and we are on track to file our NDA around the middle of this year.  In addition, we reported successful results from our third Phase 2 trial of AN2728 in atopic dermatitis, which informed the most efficacious dosing regimen for our anticipated Phase 3 trials,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “And most recently, we accomplished the goal of our previously scheduled preliminary injunction hearing as Valeant agreed not to launch efinaconazole, its topical product candidate for onychomycosis, if approved, until after our final arbitration hearing in September of this year.”

First Quarter 2013 Highlights and Recent Developments

Clinical

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  In the first quarter of 2013, we announced the results from two Phase 3 clinical trials in which tavaborole achieved statistically significant and clinically meaningful results on all primary and secondary endpoints.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets, including approximately 10% to 20% of infants and young children.

•                  In March 2013, we announced positive results from a Phase 2 dose-ranging trial of AN2728 in adolescents (ages 12 — 17) with mild-to-moderate atopic dermatitis.  This was our third Phase 2 study of AN2728 in atopic dermatitis.  A clear dose response was demonstrated in this study, with AN2728 ointment, 2.0% BID yielding the greatest improvement, and AN2728 continued to demonstrate an excellent safety profile.

Research Agreement

On April 5, 2013, we entered into a research agreement with the Bill & Melinda Gates Foundation (the Gates Foundation) to discover drug candidates intended to treat two filarial worm diseases (onchocerciasis, or river blindness, and lymphatic filariasis, commonly known as elephantiasis) and tuberculosis.  Under the agreement, the Gates Foundation will pay Anacor up to $17.7 million over a three-year term to conduct research activities directed at discovering potential drug candidates for these neglected diseases.  In addition, the Gates Foundation purchased shares of Anacor’s common stock for net proceeds of approximately $5.0 million.

Corporate

•                  In May 2013, we completed an underwritten public offering of 3,599,373 shares of our common stock, including the exercise of the overallotment option in full by the underwriters, for net proceeds of approximately $21.4 million.

•                  In May 2013, Valeant Pharmaceuticals International, Inc. (Valeant) agreed that the launch of efinaconazole, its topical product candidate for the treatment of onychomycosis, will not occur, if at all, until after the September 2013 arbitration hearing to resolve the breach of contract dispute we initiated with them in October 2012.  As a result, the preliminary injunction hearing, which was previously scheduled for May 6-8, 2013, was canceled.

Anticipated Milestones in the Next Twelve Months

•                  Tavaborole, our lead product candidate for the treatment of onychomycosis:

•                  We expect to file a New Drug Application with the FDA for tavaborole in mid-2013.

•      We currently have a final hearing for our arbitration with Valeant scheduled in September 2013 and anticipate the resolution of the arbitration in the second half of 2013.

•                  We expect to choose a path for commercialization of tavaborole in the second half of 2013.

•                  AN2728, our lead product candidate for the treatment of atopic dermatitis:

•                  We expect to initiate the following two additional safety studies prior to initiating a Phase 3 study in atopic dermatitis:

1.              MUSE (maximal use systemic exposure) study in ~ 30 children with atopic dermatitis to measure blood levels when AN2728 is applied under maximal use conditions.

2.              TQT (thorough QT) study to assess the effects of AN2728 on electrocardiograms (ECGs) in ~180 healthy volunteers following multiple-dose administration.

•                  We expect to initiate a Phase 3 study in atopic dermatitis in the fourth quarter of 2013 or the first quarter of 2014, with timing dependent on the completion of the MUSE study.

Selected First Quarter 2013 Financial Results

Revenues for the quarter ended March 31, 2013 were $1.7 million, compared to $2.4 million for the comparable period in 2012.  The decrease in revenues from 2012 is primarily due to a decrease in research work performed under our research and development agreements, including agreements with not-for-profit organizations for neglected diseases.  In addition, in the first quarter of 2013, we did not recognize any revenue from the upfront free received in 2011 under the agreement with Medicis relating to the discovery of potential treatments for acne.

Research and development expenses were $11.2 million for the first quarter of 2013, compared to $12.7 million for the same quarter in 2012.  The decrease in research and development expenses from 2012 is comprised of a decrease in clinical expenses for tavaborole and a decrease in research and development related to the Medicis collaboration, partially offset by increases in expenses related to our Lilly animal health programs and other research activities.

General and administrative expenses for the first quarter of 2013 were $4.7 million, compared to $3.4 million for the comparable period in 2012.  The increase from 2012 is primarily due to an increase in legal fees resulting from the legal proceedings for our disputes with Valeant.

Cash, cash equivalents and short-term investments totaled $32.4 million at March 31, 2013, compared to $45.5 million at December 31, 2012.

2013 Financial Outlook

We believe that our existing capital resources, including the net proceeds from the sale of our common stock in the Gates Foundation private placement offering in April 2013 and the public stock offering in May 2013, will be sufficient to meet our anticipated operating requirements until at least the end of 2013.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the Company’s financial results and recent developments. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the Company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly referred to as GSK2251052, or GSK ‘052), an antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK.  GSK has returned all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have also discovered three other compounds that we have out-licensed for further development — two are licensed to Eli Lilly and Company for the treatment of animal health indications and the third compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness).  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the timing of filing of our NDA for tavaborole; the timing and potential outcome of our arbitration with Valeant; the timing of data from our safety studies and the initiation of a Phase 3 study for AN2728; risks relating to patient accrual and execution on clinical plans; the potential for success of tavaborole and our AN2728 compound; the size of the markets in onychomycosis, atopic dermatitis and psoriasis; the decision and timing of any further development of AN3365; financial projections related to our cash balance and use of cash as well as our ability to fund operations as currently conducted beyond the end of 2013; and other matters that are described in Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Revenues:
Contract revenue	$1,708	$2,417
Total revenues	1,708	2,417

Operating expenses:
Research and development (1)	11,159	12,668
General and administrative (1)	4,716	3,430
Total operating expenses	15,875	16,098

Loss from operations	(14,167)	(13,681)
Interest income	14	21
Interest expense	(911)	(654)
Other expense	(14)	(13)
Net loss	$(15,078)	$(14,327)
Net loss per common share — basic and diluted	$(0.42)	$(0.48)
Weighted-average number of common shares used in calculating net loss per common share — basic and diluted	35,846,287	29,907,348

(1) Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$425	$478
General and administrative expenses	334	480

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2013	2012 (1)
	(unaudited)

Cash, cash equivalents and short-term investments	$32,376	$45,516
Total assets	37,378	51,071
Notes payable	23,516	25,667
Accumulated deficit	(230,289)	(215,211)
Total stockholders’ equity (deficit)	(7,975)	4,811

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Contact:
Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575